Exhibit 99.1

321 SOUTH BOSTON SUITE 1000, TULSA, OK 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM RECEIVES

CONTINUED LISTING STANDARD NOTICE FROM NYSE

Tulsa - (Business Wire) — April 3, 2015 - Midstates Petroleum Company, Inc. (NYSE:MPO) (the “Company”) announced today that it received notification on April 1, 2015, from the New York Stock Exchange (“NYSE”) that the price of the Company’s common stock has fallen below the NYSE’s continued listing standard.  The NYSE requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of over 30 consecutive trading days.

Under NYSE rules, the Company can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, the Company’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this six month period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.  The Company will seek to cure the deficiency and to return to compliance with the NYSE continued listing requirement.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s drilling and completion efforts are currently focused in the Mississippian Lime oil play in Oklahoma and Anadarko Basin in Texas and Oklahoma. The Company’s operations also include the upper Gulf Coast tertiary trend in central Louisiana.  Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Chris Delange, (713) 595-9411

chris.delange@midstatespetroleum.com

or

Al Petrie, (713) 595-9427

Al.Petrie@midstatespetroleum.com